Exhibit 3.1

ARTICLES OF AMENDMENT
TO
THE AMENDED AND RESTATED
ARTICLES OF INCORPORATION
OF
TREDEGAR CORPORATION

I.

The name of the Corporation is Tredegar Corporation (the “Corporation”).

II.

The amendment adopted (the “Amendment”) is to amend Article IV, Section A of the Corporation’s Amended and Restated Articles of Incorporation to read as follows:
Board of Directors. The number of directors shall be fixed by the By-laws. Commencing with the 2016 annual meeting of shareholders, each director shall be elected to hold office for a term expiring at the next succeeding annual meeting of shareholders and until such director’s successor shall have been elected or until such director’s earlier death, resignation or removal; provided, however, no terms in effect prior to the 2016 annual meeting shall be shortened. Notwithstanding the foregoing, (i) at the 2016 annual meeting of shareholders, the directors whose terms expire at that meeting shall be elected to hold office for a term expiring at the 2017 annual meeting of shareholders, (ii) at the 2017 annual meeting of shareholders, the directors whose terms expire at that meeting shall be elected to hold office for a term expiring at the 2018 annual meeting of shareholders and (iii) at the 2018 annual meeting of shareholders and each annual meeting of shareholders thereafter, all directors shall be elected to hold office for a term expiring at the next succeeding annual meeting of shareholders.

III.

The Amendment was duly adopted by the Board of Directors of the Corporation on February 26, 2016.
IV.
The Amendment was proposed by the Board of Directors of the Corporation and submitted to the shareholders of the Corporation in accordance with Chapter 9 of Title 13.1 of the Code of Virginia. The designation, number of outstanding shares, and number of votes entitled to be cast by each voting group entitled to vote separately on the Amendment were as follows:

Designation	Number of Outstanding Shares	Number of Votes
Common Stock, no par value	32,784,785	31,237,964
The total number of undisputed votes cast for the Amendment by each voting group was as follows:

Designation	Number of Undisputed Votes “FOR” the Amendment
Common Stock, no par value	29,533,023

The Amendment was approved by the shareholders of the Corporation on May 4, 2016. The number of votes cast for the Amendment by each voting group was sufficient for approval by that voting group.

TREDEGAR CORPORATION

Dated: May 4, 2016            By:    ____________________________________
D. Andrew Edwards
Vice President and Chief Financial Officer